     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated June 25, 2020, accompanying the financial statements of Insured Municipals Income Trust, Series 699 (included in Invesco Unit Trusts, Municipal Series 1314) as of February 29, 2020, and for the period from March 16, 2018 (date of deposit) through February 28, 2019 and for the year ended February 29, 2020, and the financial highlights for the period from March 16, 2018 (date of deposit) through February 28, 2019 and for the year ended February 29, 2020, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-215710) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2020